Exhibit 99.1

Michael McAdams
Assistant Treasurer
(937) 225-3324

ROBBINS & MYERS REPORTS
SECOND QUARTER FISCAL 2005 RESULTS

DAYTON, OHIO, March 30, 2005 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for the second quarter of fiscal 2005, ended February 28, 2005. For the second quarter of fiscal 2005, the Company reported net income per share of $0.07, including restructuring expenses of $0.07 per share, or income of $0.14 per share on a pre-restructuring basis.

Fiscal 2005 second quarter sales of $145.6 million were $3.4 million higher than in the second quarter of fiscal 2004. Foreign currency exchange rates, principally the euro, favorably impacted second quarter sales. On a constant dollar basis, sales declined $0.6 million in the current quarter when compared with the comparable prior year period. Earnings before interest and taxes (“EBIT”) were $5.9 million in the second quarter of fiscal 2005 and were $4.7 million in the same period of fiscal 2004. Cost savings of $2.3 million from the previously announced Pharmaceutical segment restructuring helped to improve margins but were somewhat offset by price reductions and reduced sales volume in the Pharmaceutical segment. The fiscal 2005 second quarter net income was $1.1 million versus $0.3 million in the comparable prior year period. The diluted income per share was $0.07 in the second quarter of fiscal 2005 and was $0.02 in the comparable prior year period.

For the six months ended February 28, 2005, sales increased to $278.1 million, an increase of $3.4 million over the same period in fiscal 2004. Foreign currency exchange rates favorably impacted six month sales. On a constant dollar basis, sales declined by $6.0 million in the current six months when compared with the same period of fiscal

2004. Through the first half of fiscal 2005, EBIT of $5.8 million was $6.0 million lower than in the comparable prior year period. The decline in EBIT is due to the Pharmaceutical business segment restructuring costs, margin deterioration in the Pharmaceutical sector, and the currency adjusted sales decline. Partially offsetting these factors were improved product mix and cost savings associated with restructuring actions taken in the Company’s Pharmaceutical business segment during the six month period. For the first half of 2005, the Company reported a loss per share of $0.10, which included restructuring costs of $0.28 per share, or income per share of $0.18 on a pre-restructuring basis.

Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “While our performance in the quarter was in line with earlier guidance, we continue to face a difficult trading environment in the Pharmaceutical segment. Cost savings from the restructuring program announced earlier are ahead of plan; however a portion of the savings were lost due to continuing price pressure. Cost savings for the quarter accelerated to $2.3 million bringing year to date savings to $3.2 million. We expect a slightly higher level of savings in the third and fourth quarters. We have exited two facilities in the Pharmaceutical segment and will be exiting a third facility within the next quarter. We have sold one building and have a high level of interest on the remaining two buildings. While the restructuring program is ahead of plan we continue to face weak markets in the Pharmaceutical segment. Currency adjusted sales volume through six months is down $16.0 million in this segment, with both Romaco and Reactor Systems showing weakness. We have been successful raising prices to offset inflationary increases in most of our business units, but have struggled with lower margins on larger projects in the packaging part of the business.”

The Pharmaceutical segment has been in a two year slowdown due to ongoing consolidation in the pharmaceutical markets. After adjusting for the $14 million order cancellations at the end of fiscal 2004, the backlog in this segment is 10% higher than this period last year. We are seeing orders strengthening in the developing regions, with both India and China showing strong year over year performance.

The Energy segment’s second quarter sales and EBIT were strong and increased by 11.5% and 16.2%, respectively, compared with the second quarter of the prior year. The outlook for the Energy segment remains positive due to the price of oil, drilling rig count and anticipated increases in maintenance capital spending during 2005.

Second quarter fiscal 2005 revenue and EBIT in the Industrial segment improved by 6.1% and 9.5% respectively, compared with the prior year. EBIT was higher than in the prior year due to higher sales volumes, but these were partially offset by a small loss on the sale of a building. Price increases have been able to offset inflationary cost increases. Order rates have improved in the chemical processing markets, yet the municipal wastewater treatment market has not shown any real signs of recovery.

Mr. Wallace commented, “We will continue to remain focused on achieving the benefits of the restructuring program announced earlier. The Company is committed to streamlining the organization to reduce complexity and improve efficiency in all areas of the business. As we make the operational improvements, we are beginning to spend more time with key customers to drive future sales growth.”

“As we look to the balance of the year, we expect to see improving margins in the Pharma sector due to better pricing of projects in our backlog and continued savings from the restructuring program. Our earnings guidance for the year has been adjusted to $0.85 to $0.95 per share on a pre-restructuring basis due to the pricing issues in the Pharmaceutical segment, the currency adjusted volume decline in the first half, and additional expenses associated with Sarbanes Oxley compliance. Earnings for the third quarter should be in the range of $0.22-$0.27 per share pre-restructuring.”

In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items.

Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended		Six Months Ended
	Feb. 28,	Feb. 29,	Feb. 28,	Feb. 29,
(in thousands, except per share data)	2005	2004	2005	2004

Net income (loss)	$1,055	$320	$(1,490)	$2,459

Plus special items, net of tax:
Inventory write-offs included in cost of sales	0	0	465	0
Pharmaceutical segment restructuring charges	992	0	3,654	0
CEO retirement charges	0	896	0	896

Net Income before special items	$2,047	$1,216	$2,629	$3,355

Diluted earnings per share	$0.07	$0.02	$(0.10)	$0.17

Plus special items:
Inventory write-offs included in cost of sales	0.00	0.00	0.03	0.00
Pharmaceutical segment restructuring charges	0.07	0.00	0.25	0.00
CEO retirement charges	0.00	0.06	0.00	0.06

Diluted earnings per share before special items	$0.14	$0.08	$0.18	$0.23

Conference Call & Web Cast

Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EST on Thursday, March 31, 2005, to review the second quarter 2005 results. Interested persons should go to the Company’s website at www.robbinsmyers.com approximately ten minutes prior to the start of the call and follow the instructions to view the web cast presentation. Replays will be available at the website and a telephonic replay will be available for one week beginning at 1:00 p.m. EST March 31, by dialing 888-286-8010 in the U.S. and entering ID # 40910312.

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impact of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Pharmaceutical segment, including the receipt of cash proceeds from the sale of excess facilities and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	February 28, 2005	August 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$9,157	$8,640
Accounts receivable	124,029	128,571
Inventories	123,580	107,478
Other current assets	6,948	7,794
Deferred taxes	7,903	7,901
Assets held for sale	4,633	0

Total Current Assets	276,250	260,384

Goodwill & Other Intangible Assets	333,397	322,935
Other Assets	11,385	10,216
Property, Plant & Equipment	137,951	139,707

	$758,983	$733,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$57,759	$61,540
Accrued expenses	93,433	93,035
Current portion of long-term debt	23,668	8,333

Total Current Liabilities	174,860	162,908

Long-Term Debt - Less Current Portion	173,415	173,369
Deferred Taxes	4,414	4,329
Other Long-Term Liabilities	90,486	89,524
Shareholders’ Equity	315,808	303,112

	$758,983	$733,242

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
      (Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
(in thousands, except per share data)	2005	2004	2005	2004
Sales	$145,630	$142,217	$278,085	$274,699
Cost of sales	99,565	97,136	190,313	186,152

Gross profit	46,065	45,081	87,772	88,547

SG&A expenses	38,019	38,349	74,989	74,009
Amortization expense	609	696	1,204	1,317
Other	1,574	1,378	5,799	1,378

Income before interest and income taxes	5,863	4,658	5,780	11,843

Interest expense	3,689	3,642	7,228	7,340

Income before Income taxes and minority interest	2,174	1,016	(1,448)	4,503

Income tax expense	805	356	(535)	1,576

Minority interest	314	340	577	468

Net income	$1,055	$320	($1,490)	$2,459

Net Income Per Share:
Basic	$0.07	$0.02	($0.10)	$0.17
Diluted	$0.07	$0.02	($0.10)	$0.17

Weighted Average Common Shares Outstanding:
Basic	14,589	14,457	14,560	14,449
Diluted	16,432	16,260	16,383	16,264

Orders	$150,805	$160,194	$306,909	$302,895

Backlog	$142,878	$141,610	$142,878	$141,610

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended				Six Months Ended
	February 28,		February 29,		February 28,		February 29,
(in thousands)	2005		2004		2005		2004
Sales
Pharmaceutical	$82,019		$83,726		$153,356		$161,636
Industrial	31,450		29,639		62,743		59,561
Energy	32,161		28,852		61,986		53,502

Total	$145,630		$142,217		$278,085		$274,699

Income Before Interest and Income Taxes (EBIT)
Pharmaceutical	($133	) (1)	$1,425		($5,951	) (1)	$3,634
Industrial	1,285	(2)	1,173		3,286	(2)	3,378
Energy	8,127		6,993		15,407		12,825
Corporate and Eliminations	(3,416)		(4,933	) (3)	(6,962)		(7,994	) (3)

Total	$5,863		$4,658		$5,780		$11,843

Depreciation and Amortization
Pharmaceutical	$2,219		$2,650		$4,569		$5,257
Industrial	966		939		2,062		2,201
Energy	1,332		1,327		2,593		2,664
Corporate and Eliminations	394		428		792		813

Total	$4,911		$5,344		$10,016		$10,935

Orders
Pharmaceutical	$84,787		$96,873		$177,229		$182,706
Industrial	34,005		32,291		63,930		62,871
Energy	32,013		31,030		65,750		57,318

Total	$150,805		$160,194		$306,909		$302,895

Backlog
Pharmaceutical	$109,665		$109,931		$109,665		$109,931
Industrial	24,138		25,278		24,138		25,278
Energy	9,075		6,401		9,075		6,401

Total	$142,878		$141,610		$142,878		$141,610

(1)	Includes costs of $1,337,000 in the quarter ended February 28, 2005, and costs of $6,300,000 in the six months ended February 28, 2005 related to the restructuring of our Romaco and Reactor Systems businesses.

(2)	Includes costs of $237,000 related to the sale of facilities in our Industrial Segment.

(3)	Includes costs of $1,378,000 related to the retirement of our former President and CEO.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.